Exhibit 10.19

Partner Agreement Between

OZ Advisors LP and Wayne Cohen

This Partner Agreement dated as of April 15, 2013 (as amended, modified, supplemented or restated from time to time, this “Agreement”) reflects the agreement of OZ Advisors LP (the “Partnership”) and Wayne Cohen (the “Limited Partner”) with respect to certain matters concerning (i) the conditional grant by the Partnership to the Limited Partner as of the date hereof (the “Retention Grant Date”) of Class D Common Units under the Amended and Restated Och-Ziff Capital Management Group LLC 2007 Equity Incentive Plan (as amended, modified, supplemented or restated from time to time, the “Plan”) as a retention and long-term compensation award, (ii) the provision for certain Additional Payments (as defined herein) from the Partnership to the Limited Partner as provided herein as an additional element of such retention and long-term compensation award, and (iii) his rights and obligations under the Amended and Restated Agreement of Limited Partnership of the Partnership dated as of August 1, 2012 (as amended, modified, supplemented or restated from time to time, the “Limited Partnership Agreement”), the Partner Agreement dated as of November 10, 2010 that was entered into between the Limited Partner and the Partnership in connection with his admission to the Partnership (as amended, modified, supplemented or restated from time to time, his “Initial Partner Agreement”), the First Amended and Restated Registration Rights Agreement, dated as of August 1, 2012 (as amended, modified, supplemented or restated from time to time, the “Registration Rights Agreement”), and any other Partner Agreements entered into between the Limited Partner and the Partnership prior to the date hereof (such Partner Agreements, together with the Initial Partner Agreement, the “Existing Partner Agreements”). This Agreement shall be a “Partner Agreement” (as defined in the Limited Partnership Agreement). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Limited Partnership Agreement.

1. Grant of Class D Common Units to the Limited Partner. The Partnership shall conditionally issue to the Limited Partner 2,623,674 Class D Common Units (the “Retention Units”) pursuant to and subject to the Plan on the Retention Grant Date. Upon such conditional issuance, the General Partner shall designate the Retention Units as a new series of Class D Common Units pursuant to the provisions of Section 3.1(f) of the Limited Partnership Agreement and the General Partner shall cause the Limited Partner to be named as the holder of the Retention Units in the books of the Partnership. Upon issuance, the portion of the Limited Partner’s Capital Account balance attributable to the Retention Units shall be $0 (zero dollars). Upon issuance, the Retention Units shall be designated as “Original Common Units” of the Limited Partner (for purposes of the Limited Partnership Agreement) by the General Partner and the rights, duties and obligations of the Limited Partner with respect to the Retention Units under the Limited Partnership Agreement shall, except to the extent modified by the terms of this Agreement, be the same as those applicable thereunder to the Common Units he owns immediately prior to the Retention Grant Date.

2. Additional Payments. Prior to the Limited Partner’s Withdrawal or Special Withdrawal, if the Limited Partner receives aggregate distributions from the Partnership, OZ Management LP and OZ Advisors II LP (collectively, the “Operating Partnerships”) of less than $1,000,000 with respect to any fiscal year commencing with fiscal year 2013, the Limited Partner shall be entitled to receive an aggregate payment in cash with respect to such fiscal year (an “Additional Payment”) equal to the difference between $1,000,000 and the aggregate amount of such distributions; provided, that the Limited Partner shall not be eligible to receive any Additional Payment if he has been subject to a Withdrawal or Special Withdrawal on or prior to the last day of the fiscal year to which such Additional Payment relates. The Additional Payment, if any, with respect to any fiscal year shall be made to the Limited Partner by one or more of the Operating Partnerships in the proportions determined by the General Partner in its sole discretion. Any Additional Payment with respect to any fiscal year shall be paid on or before March 15 of the fiscal year immediately following the year to which the Additional Payment relates. The portion of any Additional Payment to be paid by the Partnership to the Limited Partner shall be paid as a guaranteed payment or a distribution of Net Income allocated to a Class C Non-Equity Interest in accordance with the Limited Partnership Agreement or pursuant to a different arrangement structured by the General Partner in its sole discretion.

3. Withdrawal, Vesting and Non-Compete Provisions.

(a) Withdrawal and Vesting Provisions. The following changes shall apply to the provisions of Sections 2.13(g), 8.3(a)(ii) and 8.4(b) of the Limited Partnership Agreement with respect to the Limited Partner and any Related Trusts and their Retention Units:

(i) the Retention Units shall be treated as Class A Common Units under such Sections of the Limited Partnership Agreement;

(ii) the consequences of any breach by the Limited Partner of any of the covenants set forth in Section 2.13(b) of the Limited Partnership Agreement in respect of the Retention Units shall be as set forth in Section 3(b)(ii) below;

(iii) the Retention Units shall, subject to the other terms hereof, conditionally vest in equal installments on each anniversary of the Retention Grant Date for seven years; and

(v) After issuance, the Retention Units shall cease to vest in the event of a Withdrawal prior to the seventh anniversary of the Retention Grant Date. In addition and notwithstanding the foregoing vesting schedule, if, prior to the seventh anniversary of the Retention Grant Date, the Limited Partner is subject to a Withdrawal for Cause pursuant to clause (A) of Section 8.3(a)(i) of the Limited Partnership Agreement (a “Withdrawal for Cause”), then the Limited Partner and his Related Trusts shall only be entitled to retain a number of their conditionally vested Retention Units equal to the product of 50% and the number of Retention Units that had become conditionally vested prior to such Withdrawal pursuant to this Section 3(a). All Retention Units that had become conditionally vested but which the Limited Partner and his Related Trusts are not entitled to retain pursuant to the foregoing sentence shall become unvested. The retention of any conditionally vested Retention Units by the Limited Partner and his Related Trusts shall be subject to (i) the Limited Partner complying in all respects with the Limited Partnership Agreement including, without limitation, the restrictions regarding Confidentiality, Intellectual Property, Non-Solicitation, Non-Disparagement, Non-Interference, Short Selling, Hedging Transactions, and Compliance with Policies, set forth in Sections 2.12, 2.13, 2.18, and 2.19 of the Limited Partnership Agreement, and (ii) the Limited Partner executing and not revoking a general release agreement in a form acceptable to the General Partner. Upon a Withdrawal prior to the seventh anniversary of the Retention Grant Date, all unvested Retention Units of the Limited Partner and his Related Trusts shall be reallocated, as otherwise set forth in Section 8.3(a)(ii) of the Limited Partnership Agreement. If any conditionally vested Retention Units (or any Class A Common Units acquired in respect thereof) are reallocated under this Section 3(a) or Section 3(b)(ii) below, any such reallocated Common Units shall remain conditionally vested. If the Limited Partner is subject to a Withdrawal without Cause (including a resignation), then the Limited Partner and his Related Trusts shall be entitled to retain 100% of his conditionally vested Retention Units.

(b) Non-Competition Provisions.

(i) Non-Competition Covenant. Notwithstanding any provisions of the Initial Partner Agreement to the contrary, the Restricted Period with respect to the Limited Partner shall, for purposes of Section 2.13(b) of the Limited Partnership Agreement, conclude on the last day of the 24-month period immediately following the date of the Limited Partner’s Special Withdrawal or Withdrawal.

(ii) Consequences of Breach. The grants of Retention Units hereunder shall be conditionally granted subject to the Limited Partner’s compliance with the covenants set forth in Section 2.13(b) of the Limited Partnership Agreement. Without limitation or contradiction of the foregoing, and in addition to the applicability of Section 2.13(g) of the Limited Partnership Agreement as described in Section 3(a) above, the Limited Partner agrees that it would be impossible to compute the actual damages resulting from a breach of any such covenants, and that the amounts set forth in this Section 3(b)(ii) are reasonable and do not operate as a penalty, but are a genuine pre-estimate of the anticipated loss that the Partnership and other members of the Och-Ziff Group would suffer from a breach of any such covenants. In the event the Limited Partner breaches any such covenants, then the Limited Partner shall have failed to satisfy the condition subsequent to the grants of Retention Units and the Limited Partner agrees that:

(A) on or after the date of such breach, any Retention Units (or any Class A Common Units acquired in respect thereof) received by the Limited Partner and all allocations and distributions on such Common Units that would otherwise have been received by the Limited Partner on or after the date of such breach shall thereafter be reallocated from the Limited Partner in accordance with Section 2.13(g) of the Limited Partnership Agreement, provided that any such Class D Common Units shall be treated as Class A Common Units thereunder;

(B) on or after the date of such breach, no allocations shall be made to the Limited Partner’s Capital Accounts and no distributions shall be made to the Limited Partner in respect of any Retention Units (or any Class A Common Units acquired in respect thereof);

(C) on or after the date of such breach, no Transfer (including any exchange pursuant to the Exchange Agreement) of any Retention Units (or any Class A Common Units acquired in respect thereof) of the Limited Partner shall be permitted under any circumstances notwithstanding anything to the contrary in any other agreement;

(D) on or after the date of such breach, no sale, exchange, assignment, pledge, hypothecation, bequeath, creation of an encumbrance, or any other transfer or disposition of any kind may be made of any of the Class A Shares acquired by the Limited Partner through an exchange pursuant to the Exchange Agreement of any Class A Common Units acquired by the Limited Partner in respect of any Retention Units (“Exchanged Class A Shares”); and

(E) on the Reallocation Date, the Limited Partner shall immediately:

(x)	pay to the Continuing Partners, in accordance with Section 2.13(g) of the Limited Partnership Agreement, a lump-sum cash amount equal to the sum of: (i) the total after-tax proceeds received by the Limited Partner for any Exchanged Class A Shares that were transferred during the 24-month period prior to the date of such breach; and (ii) any distributions received by the Limited Partner during such 24-month period on Exchanged Class A Shares;

(y)	transfer any Exchanged Class A Shares held by the Limited Partner on and after the date of such breach to the Continuing Partners in accordance with Section 2.13(g) of the Limited Partnership Agreement; and

(z)	pay to the Continuing Partners in accordance with Section 2.13(g) of the Limited Partnership Agreement a lump-sum cash amount equal to the sum of: (i) the total after-tax proceeds received by the Limited Partner for any Exchanged Class A Shares that were transferred on or after the date of such breach; and (ii) all distributions received by the Limited Partner on or after the date of such breach on Exchanged Class A Shares.

(c) Cross-References. References in the Limited Partnership Agreement to Sections thereof (including Sections 2.13(b), 2.13(g), 8.3(a) and 8.4(b)) (as modified by the Existing Partner Agreements, if applicable) that are modified by this Agreement shall be deemed to refer to such Sections as modified hereby.

4. Distributions. Notwithstanding any provisions of the Limited Partnership Agreement to the contrary, the Limited Partner shall be entitled to receive distributions from the Partnership in respect of his Retention Units beginning with distributions with respect to the income earned by the Partnership in the first quarter of 2013, in each case that are equivalent to those generally distributable to the Partners of the Partnership in respect of their Common Units.

5. Compensation Clawback. As a highly regulated, global alternative asset management firm, Och-Ziff has had a long-standing commitment to ensure that its partners, officers and employees adhere to the highest professional and personal standards. Och-Ziff has long held that under current law fraud, misconduct and malfeasance by any of its partners, officers and employees that leads to a restatement of Och-Ziff’s financial results or other fraud or malfeasance committed by the Limited Partner could subject such individuals to a disgorgement of prior compensation and, in light of the highly regulated nature of Och-Ziff’s business, that the Compensation Committee of the Board of Directors of Och-Ziff Capital Management Group LLC (the “Compensation Committee”) would likely pursue such remedy, among others, where appropriate based on the facts and circumstances surrounding the restatement and existing laws.

6. Registration Rights. The parties hereto acknowledge that the Limited Partner is a Covered Person (as defined in the Registration Rights Agreement) and agree that, upon his Retention Units becoming Registrable Securities (as defined in the Registration Rights Agreement), the Limited Partner shall be entitled to the same rights and preferences granted under the Registration Rights Agreement to all Covered Persons in respect of their Registrable Securities.

7. Acknowledgment. The Limited Partner acknowledges that he has been given the opportunity to ask questions of the Partnership and has consulted with counsel concerning this Agreement to the extent the Limited Partner deems necessary in order to be fully informed with respect thereto.

8. Miscellaneous.

(a) Any notice required or permitted under this Agreement shall be given in accordance with Section 10.10 of the Limited Partnership Agreement.

(b) Except as specifically provided herein, this Agreement cannot be amended or modified except by a writing signed by both parties hereto. Daniel S. Och (or, following the death, Disability or Withdrawal of Daniel S. Och, the Partner Management Committee) in his (or their) sole discretion may amend the provisions of this Agreement relating to the Retention Units or the terms of any Existing Partner Agreements, in whole or in part, at any time, if he (or they) determine in his (or their) sole discretion that the adoption of any such amendments are necessary or desirable to comply with applicable law; provided, however, that, if any such amendment would require the approval of the Compensation Committee, then any such determinations or amendments shall be made by the Compensation Committee in its sole discretion, based on recommendations from Daniel S. Och (or, following the death, Disability or Withdrawal of Daniel S. Och, the Partner Management Committee).

(c) This Agreement and any amendment hereto made in accordance with Section 8(b) hereof shall be binding as to executors, administrators, estates, heirs and legal successors, or nominees or representatives, of the Limited Partner, and may be executed in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart.

(d) If any provision of this Agreement shall be deemed invalid or unenforceable as written, it shall be construed, to the greatest extent possible, in a manner which shall render it valid and enforceable, and any limitations on the scope or duration of any such provision necessary to make it valid and enforceable shall be deemed to be part thereof, and no invalidity or unenforceability of any provision shall affect any other portion of this Agreement unless the provision deemed to be so invalid or unenforceable is a material element of this Agreement, taken as a whole.

(e) The failure by any party hereto to enforce at any time any provision of this Agreement, or to require at any time performance by any party hereto of any provision hereof, shall in no way be construed as a waiver of such provision, nor in any way affect the validity of this Agreement or any part hereof, or the right of any party hereto thereafter to enforce each and every such provision in accordance with its terms.

(f) This Agreement amends the Limited Partnership Agreement and the Existing Partner Agreements to the extent specifically provided herein. The Limited Partner acknowledges and agrees that, in the event of any conflict with respect to the rights and obligations of the Limited Partner between (i) the terms of the Limited Partnership Agreement and the Existing Partner Agreements and (ii) the terms of this Agreement, the terms of this Agreement shall control. Except as specifically provided herein, this Agreement shall not otherwise affect any of the terms of the Limited Partnership Agreement or the Existing Partner Agreements.

(g) Any remedies provided for in this Agreement shall be cumulative in nature and shall be in addition to any other remedies whatsoever (whether by operation of law, equity, contract or otherwise) which any party may otherwise have.

IN WITNESS WHEREOF, this Partner Agreement is executed and delivered as of the date first written above by the undersigned, and the undersigned do hereby agree to be bound by the terms and provisions set forth in this Partner Agreement.

GENERAL PARTNER:

OCH-ZIFF HOLDING CORPORATION, a Delaware corporation

By:	/s/ Joel Frank
Name:	Joel Frank
Title:	Chief Financial Officer

THE LIMITED PARTNER:

/s/ Wayne Cohen
Wayne Cohen